Exhibit 99.1

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For Immediate Release	Page 1 of 2

CenterPoint Energy announces William D. Rogers

will succeed Gary L. Whitlock as CFO

Houston - Jan. 29, 2015 - CenterPoint Energy, Inc. (NYSE: CNP) announced today that the board of directors approved the appointment of William (Bill) D. Rogers, 54, as executive vice president of finance and accounting, effective Feb. 9. He will succeed Gary L. Whitlock as executive vice president and chief financial officer, effective March 3.

“With more than 40 years of corporate financial experience, Gary joined the company when we became a stand-alone company in 2001 and played a key role in developing and executing our finance and business strategies,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “He was instrumental in leading the divesture of non-core assets, the monetization of the company’s generation assets, restructuring the company’s balance sheet and creating Enable Midstream Partners. We are grateful for his leadership, commitment and contributions to the company, and we wish him all the best.”

Whitlock will continue to report to Prochazka as a special advisor and will help ensure a smooth transition process until he retires later this year. He will also remain on the board of Enable Midstream Partners.

“We are excited to have Bill join our company and senior leadership team,” added Prochazka. “With his vast knowledge of the utility industry, prior capital markets experience and proven financial expertise, Bill is an ideal fit for our executive team.”

Rogers brings utility and financial expertise

“CenterPoint Energy is a strong, visionary company with proven utility operations and financial performance,” said Rogers. “I look forward to working with the leadership team as the company continues to execute its strategy - Operate, Serve and Grow.”

With more than 20 years of financial experience, Rogers was most recently vice president and treasurer at American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility. American Water Works provides drinking water, wastewater and other related services to approximately 16 million people in 35 states and Ontario and Manitoba, Canada. Previously, he served as chief financial officer for NV Energy, Inc., an investor-owned utility headquartered in Las Vegas. The utility serves approximately 1.5 million electric and gas customers in Nevada and has annual revenues of approximately $3 billion. He had previously served as vice president of finance, risk and tax, as well as corporate treasurer.

Before joining NV Energy in June 2005, Rogers was a managing director in capital markets for Merrill Lynch and prior served in a similar role at JPMorgan Chase in New York.

Rogers holds an MBA in accounting and finance from Duke University. He is also a distinguished graduate of the U.S. Military Academy with a bachelor’s degree in engineering and economics. Before beginning his finance career, Rogers served as a captain in the Army Corps of Engineers for five years.

Whitlock’s professional achievements

“It has been an honor to serve as a member of the executive leadership team since CenterPoint Energy’s formation, and I am very proud of the company’s accomplishments,” said Whitlock. “Bill will bring outstanding leadership and financial experience to the CFO position.”

Before joining CenterPoint Energy, Whitlock was vice president of Finance and CFO of Dow AgroSciences, a subsidiary of The Dow Chemical Company. He started his career with Dow in Texas Operations in 1972 and transferred to Dow’s global headquarters in 1981 where he was responsible for overall corporate financial reporting and analysis. Three years later, he was named finance director for Dow in the United Kingdom and Ireland, where he was also responsible for Information Systems. Whitlock returned to the U.S. in 1990 to lead financial reporting and analysis for Dow U.S and five years later, was named vice president and North American Controller and was a member of the Dow North American Operating Board. During his Dow career, he had global finance responsibilities and served on the board of directors of various Dow entities.

He is a certified public accountant and received a bachelor’s degree in accounting from Sam Houston State University, where he was named a Distinguished Alumni.

Whitlock is a member of the Texas Society of CPAs, American Institute of CPAs, Financial Executives International, Sam Houston State University President’s Circle as well as Foundation Trustee, and the Indiana University Kelley School of Business Dean’s Council. He currently serves on the boards of Enable Midstream Partners, LLC, CHI St. Luke’s Health System, The Woodlands and the Leadership Cabinet of Texas Children’s Hospital. He previously served on the board of Texas Genco, a power generation company that was listed on the NYSE.

About CenterPoint Energy, Inc.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than 5 million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 8,500 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

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